Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 22, 2011 on the financial statements of Imaging Diagnostic Systems, Inc., for the years ended June 30, 2011 and 2010 and for the period December 10, 1993 (date of inception) to June 30, 2011, included herein on the registration statement of Imaging Diagnostic Systems, Inc. on Amendment No. 3 to Form S-1 and to the reference to our firm under the heading “Experts” in the prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ Sherb & Co., LLP
Sherb & Co., LLP
Boca Raton, Florida
December 1, 2011